Nacional Financiera S.N.C.

Banca de Desarrollo

Insurgentes Sur 1971

Colonia Guadalupe Inn

Mexico, D.F. C.P. 01020

October, 2009

Bank of New York

One Wall Street, 29th Floor

New York, New York 10286

Dear Sirs:

I have acted as Mexican counsel to Nacional Financiera, S.N.C. (the “CPO Trustee”), a national credit institution and development bank organized under the laws the United Mexican States, in connection with the registration of American Depositary Shares (“ADS”) under the United Sates Securities Act of 1933, as amended (the “Securities Act”) pursuant to the Registration Statement on Form F-6 filed with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”).  Each of the ADSs will represent five (5) of the Certificados de Participacion Ordinarios (Ordinary Participation Certificates) (“CPOs”) issued by the CPO Trustee pursuant to the terms of that certain Mexican trust agreement dated November 24, 1989, between Nacional Financiera, S.N.C., as grantor and the other parties listed therein (the “Trust Agreement”), ormalized by public deeds dated 7849 and granted before Mr. José Daniel Labardini Schettino, Notary Public number 86 in Mexico City, Federal District, and public deed number 865 8, granted before Mr. José Daniel Labardini Scherrino, Notary Puyblic number 86 in Mexico City, Federal District (collectively, the “CPO Deeds”), which are registered with and may be examined at the Puyblic Registry of Commerce of the Federal District in Mexico City.  Each CPO represents financial interests in one (1) fully paid nominative common share (formerly called a Series A Share) of Grupo TMM, S.A.B.

In preparing the opinion expressed below, I have examined and relied upon originals or copies authenticated to my satisfaction of the Trust Agreement, the CPO Deeds and certain corporate records of the CPO Trustee.  In addition, I have made such other investigations as I considered necessary or appropriate as a basis for the opinion herein expressed.

Based on the foregoing, I am of the opinion that the CPOs are duly authorized, validly issued, fully paid and non assessable, and entitle the holders thereof to the rights specified in the Trust Agreement and the CPO Deeds.

I hereby consent to the use of this opinion as Exhibit 4.2 in the registration of ADSs evidenced  by American Depositary Receipts under the Securities Act pursuant to the Registration Statement.

This opinion is limited to matters of Mexican law, and except as specifically expressed herein, no opinion whatsoever is expressed with respect to the Registration Statement.

Very truly yours,

By: Nacional Financiera, S.N.C.,

       as trustee

By: /s/ Manual Altamirano León

      Juan Manuel Altamirano León

      Trust Delegate